Hotel Employees & Restaurant Employees International Union
1219 28th Street, N.W.
Washington, D.C. 20007
Toll Free:  1-888-273-4564


April 20, 1999

Dear Santa Fe Gaming Preferred Shareholder:

        Santa Fe Gaming's board has shown us what they can do for Preferred Shareholders: no dividends, negative equity, delisting of our stock from the AMEX.

        Sign the YELLOW proxy card and mail it TODAY to elect 2 independent directors in opposition to management's candidates.

        In addition to mailing in your proxy card today, fax front and back to 1-516[MW1]-254-7622, attention Vote Processing.
Your vote must be received before April 30, 1999 to ensure it is counted.

Under current management, no cash dividends have been paid on your shares, and the Company is plagued by losses. Yet, the CEO's compensation exceeded $1 million last year. And management has consented to have the stock delisted so it doesn't trade on the American Stock Exchange anymore.

The largest preferred shareholder has endorsed two independent candidates in opposition to management's nominees. They are Mr. John Bradham and Mr. Peter Siris. Both are well qualified and entirely independent from Santa Fe management and from us. Please read our Proxy Statement (the one with the YELLOW card) for more information about the Nominees, the largest preferred shareholder, and us.

        We strongly believe you need independent representation on the Santa Fe Board.

        Sign and Mail (and FAX to 1-516-254-7622 attn: Vote
Processing) your YELLOW card TODAY. The signed YELLOW card must be received before April 30, 1999 to count. If you own your shares jointly, remember both owners must sign.

        Call us toll free at 1-888-273-4564 if you have any questions.

                            Sincerely,
                            Matthew Walker
                            Research Director
                            HERE International Union
                            1-888-273-4564 toll free
[MW1]Get instructions for how to fax to ADP from Damien or someone there.